Exhibit 10.6

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT

BETWEEN

ANNAPURNA THERAPEUTICS LIMITED

AND

CORNELL UNIVERSITY

FOR

[***]

CTL CONTRACT NO. C2016-11-10548

LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Annapurna Therapeutics Limited, an Irish corporation having an address at 9 Upper Pembroke Street, Dublin 2 ("LICENSEE") and Cornell University (“Cornell”) as represented by its Center for Technology Licensing ("CTL") at Cornell University at 395 Pine Tree Road, Ithaca, NY 14850.

This Agreement is effective on December 15, 2015 (“Effective Date”).

RECITALS

WHEREAS, the inventions disclosed in [***] ("Invention") were made in the course of research at Cornell by Dr. Ronald Crystal and his associates (hereinafter and collectively, the "Inventors") and are covered by Patent Rights as defined below;

WHEREAS, the Inventors are employees of Cornell, and they are obligated to assign all of their right, title and interest in the Invention to Cornell and have done so;

WHEREAS, CTL is the officially authorized unit at Cornell to manage Invention and to grant rights subsisting therein for Cornell;

WHEREAS, Cornell desires that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE has provided CTL a brief business plan, a copy of which is attached herein as Appendix E, for the purpose of obtaining certain rights from Cornell for the commercialization of the Inventions under this Agreement; and

WHEREAS, LICENSEE understands that Cornell may publish or otherwise disseminate information concerning the Invention and Technology (as defined below) at any time and that LICENSEE is paying consideration hereunder for its early access to the Invention, the associated intellectual property rights and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE 1.  DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1

"Affiliate" means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock, units of membership, or other voting rights entitled to elect directors or officers, or in which LICENSEE is owned or controlled directly or indirectly by at least twenty percent (20%) of the outstanding stock, units of membership, or other voting rights entitled to elect directors or officers; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock, units of membership, or voting rights permitted by local law.

1.2

"Sublicense" means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement after Effective Date. For clarity, a “Sublicense” will not include any such agreement entered into with LICENEE’s successor, assignee or transferee in the context of or as a result of any merger, acquisition, sale or change of control of LICENSEE.  "Sublicensee" means a third party with whom LICENSEE enters into a Sublicense.

1.3	"Field" means all fields.
1.4	"Territory" means [***].
1.5

"Term" means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period of time beginning on Effective Date and ending on the later of (i) the expiration date of the last to expire Valid Claim within the Patent Rights which covers the manufacture, use or sale of the Licensed Product in the country of sale; or (ii) the expiration date for orphan drug exclusivity or for other regulatory exclusivity rights obtained by LICENSEE or by any Sublicensee expire for the Licensed Product in that country; or (iii) the introduction of any generic, biosimilar or other directly competing product.

1.6

"Patent Rights" means Cornell’s right in any of the following:  the US patent application (serial number [***] titled [***]) disclosing and claiming the Invention, filed by Inventors and assigned to Cornell and applications which claim priority thereto, and continuing applications thereof including divisions, substitutions, and continuations-in-part (but only to extent the claims thereof are enabled by disclosure of the parent application); any patents issuing on said applications including reissues, reexaminations and extensions; and any corresponding foreign applications or patents, existing anywhere in the world.

1.7

"Technology" means Materials and technical information relating to any of the Inventions that Cornell or the Inventor provide or disclose to LICENSEE prior to the Effective Date or during the Term of this Agreement for the purpose of researching, developing or manufacturing Licensed Products, and the first-mover advantage imparted to LICENSEE by those provisions to LICENSEE.

1.8	[This paragraph left intentionally blank.]
1.9

"Licensed Method" means any method that uses Technology, or is claimed by a Valid Claim within the Patent Rights the use of which would constitute, but for the license granted to LICENSEE under this Agreement, misappropriation of Technology or an infringement, an inducement to infringe or contributory infringement, of any pending or issued Valid Claim within Patent Rights.

1.10

"Licensed Product" means any service, composition or product that uses Technology, or is claimed by a Valid Claim within the Patent Rights, or that is produced or enabled by Licensed Method, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE under this Agreement, misappropriation of Technology or an infringement, an inducement to infringe or contributory infringement, of any pending or issued Valid Claim within the Patent Rights.

1.11

"Net Sales" means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed:  cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at the invoiced price of LICENSEE in an arm-length transaction, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate, but in no event shall both (i) and (ii) be considered in cumulative fashion.  In addition any “compassionate use” sales or other similar private benefit sales of Licensed Product permitted by law in the relevant country before commercial launch in such country shall not be deemed to be included within Net Sales hereunder for any such Licensed Product that is transferred or sold at or below the cost of goods for producing such Licensed Product and without any profit on the basis of such Net Sales with the proviso that should LICENSEE include overhead or other non-customary costs in such compassionate use sales then such overhead or other non-customary costs will be treated as “Net Sales” and will be subject to the earned royalty provision in Paragraph 3.1(d).

1.12

“Patent Costs” means all reasonable and documented expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable and documented out-of-pocket expenses for patentability opinions, inventorship review and determination, preparation and prosecution of patent application, re-examination, re-issue, interference, opposition activities related to patents or applications in Patent Rights.

1.13

"Materials" shall mean Original Material, Progeny, and Unmodified Derivatives, and Modifications as defined in this Paragraph 1.13.  Materials shall not include any other substances created by the LICENSEE through the use of the Materials which are not Modifications, Progeny, or Unmodified Derivatives.

(a)	"Original Material" shall mean the material described in Appendix A, as provided to LICENSEE by Inventor under this Agreement.
(b)	"Progeny" shall mean unmodified descendant from the Original Material, such as virus from virus, cell from cell, or organism from organism.

(c)

"Unmodified Derivatives" shall mean substances created by or at the behest of LICENSEE, a Sublicensee, or an Affiliate, which constitute an unmodified functional subunit or product expressed by the Original Material or its Progeny. Some examples include: subclones of unmodified cell lines, purified or fractionated subsets of the Original Material or Progeny, proteins expressed by DNA/RNA, monoclonal antibodies secreted by a hybridoma cell line, or purified proteins expressed or secreted by a cell line, or cells or other material extracted from a model organism.

(d)

"Modifications" shall mean substances created by or at the behest of LICENSEE, a Sublicensee, or an Affiliate which contain or incorporate, in whole or in part, the Original Material, Progeny, and/or Unmodified Derivatives.

1.14	"Major Market Region" shall mean any of the following countries or regions: [***].
1.15

“Valid Claim” shall mean in the applicable country any claim of: (a) a pending application within the Patent Rights which has not been pending for more than seven (7) years from the earliest priority date claimed; and/or (b) an issued and unexpired patent included in the Patent Rights that has not been abandoned, lapsed, disclaimed, or held unenforceable, unpatentable or invalid by a decision of a court or tribunal of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal.

ARTICLE 2.  GRANTS

2.1License.  Subject to Article 5.1 ("patent costs reimbursement obligations") and to the limitations set forth in this Agreement, Cornell hereby grants to LICENSEE, and LICENSEE hereby accepts, an exclusive license under Patent Rights to make and have made, to use and have used, to sell and have sold, to offer for sale, and to import and have imported Licensed Products and to practice Licensed Methods and to use Technology, in the Field within the Territory and during the Term.

The license granted herein is exclusive for Patent Rights and is non-exclusive for Technology.  Cornell hereby undertakes and covenants not to grant any license with respect to Technology to any third party to use any of the Technology within the Field during the Term. Upon the expiration of the Term, the license granted herein shall be considered a fully-paid, perpetual and royalty-free license.

LICENSEE may extend the rights granted above to its Affiliates provided that LICENSEE shall first provide to Cornell a written assurance from each of its Affiliates to comply with all applicable terms, conditions and obligations to Cornell.

2.2Sublicense.

(a)The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicenses (including through multiple tiers) to third parties during the Term but only for as long as, and only in parts of the Field, for which the license for Patent Rights is exclusive.

(b)With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i)not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the prior written consent of  Cornell, such consent not to be unreasonably refused; provided, however, that in the event that, prior to the execution of any such Sublicense, LICENSEE and Cornell discuss and agree in good faith on the treatment of any such non-cash consideration and how to apply an appropriate percentage of such non-cash consideration or the revenue resulting to LICENSEE attributable to any such non-cash consideration in percentages equal to the percentages as set forth below for Sublicense fees, then the requirement to obtain the consent of Cornell under this subsection 2.2b(i) shall not apply;

(ii)to the extent applicable, include all of the rights of and obligations due to Cornell (and, if applicable, the Sponsor's Rights) and contained in this Agreement;

(iii)promptly provide Cornell with a copy of each Sublicense issued and any amendment made to any Sublicense; and

(iv)collect and guarantee payment of all payments due, directly or indirectly, to Cornell from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Cornell from Sublicensees.

(c)Unless a Sublicense receives written consent from Cornell prior to its issuance by LICENSEE to the Sublicensee and becomes effective, upon termination of this Agreement for any reason, Cornell, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to Cornell said Sublicense.

2.3Reservation of Rights.  Cornell reserves the right to:

(a)use the Invention, Technology and Patent Rights solely for its own educational and academic research purposes, but not in the context of any third-party commercially-sponsored research or with or for the benefit of any third-party for-profit or third-party commercial entity;

(b)publish or otherwise disseminate any information about the Invention and Technology at any time subject to the applicable publication provisions under the related Sponsored Research Agreement referenced in Paragraph 3.4; and

(c)allow other nonprofit academic institutions to use Invention, Technology and Patent Rights solely for their own educational and academic research purposes, provided, however, that Cornell shall not grant affirmative rights to such nonprofit institutions to use any Invention, Technology or Patent Rights for use in the context of any commercially-sponsored research or with or for the benefit of any for-profit or commercial entity.

ARTICLE 3.  CONSIDERATION

3.1Fees and Royalties.  The parties hereto understand that the fees and royalties payable by LICENSEE to Cornell under this Agreement are partial consideration for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall pay Cornell:

(a)in recognition of LICENSEE being a new start-up business, a license issue fee of  [***], of which [***] shall be paid in cash within thirty (30) days of Effective Date and [***] shall be paid in the form of a convertible promissory note attached herein as Appendix B and issued by LICENSEE to Cornell contemporaneously with the execution of this Agreement which shall be convertible into cash or shares of stock in LICENSEE upon either the completion of a Series B round of financing by LICENSEE which raises at least at [***] or one year from the Effective Date, whichever shall occur sooner.

(b)license maintenance fees payable on each anniversary of the Effective Date according to the following schedule;  provided however, that LICENSEE's obligation to pay this fee shall end on the date when LICENSEE is commercially selling a Licensed Product in the first country of the Territory, and the license maintenance fee payable shall be pro-rated for the number of months remaining in that license year.

Fee payable to Cornell	Date
[***]	1st - 3rd anniversaries of Effective Date
[***]	4th anniversary of Effective Date
[***]	5th anniversary of Effective Date
[***]	6th anniversary of Effective Date and each subsequent anniversary thereafter, until the date of first commercial sale of a Licensed Product in the first country of sale

(c)milestone payments in the amounts payable according to the following schedule or events:

Amount	Date or Event
[***]	Filing of an IND
[***]	Completion of a Phase II clinical trial
[***]	Completion of a Phase III clinical trial
[***]	Marketing approval from the US FDA for first indication
[***]	Marketing approval in each non-US Major Market Region for first indication
[***]	Marketing approval from the US FDA for additional indications
[***]	Marketing approval in each non-US Major Market Region for each additional indication

(d)an earned royalty

(i)of [***] on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s) in countries where the manufacture, use or sale of the Licensed Product is covered by a Valid Claim within the Patent Rights that exists in the country of sale and at the time of sale, subject to the anti-stacking provisions set forth in sub-paragraph (iii) below but provided, however, that in no event shall the amount payable to Cornell under this sub-paragraph 3.1(d)(i) be less than [***] of Net Sales.

(ii)[***] on Net Sales of Licensed Products by LICENSEE and/or its Affiliate(s) in countries where a Valid Claim within the Patent Rights which covers the manufacture, use or sale of the Licensed Product does not exist at the time of sale, until the expiration of the Term, which is not subject to the anti-stacking provisions set forth in sub-paragraph (iii) below.

(iii)In the event LICENSEE is required to pay royalties to one or more third parties for patent rights necessary to manufacture, use or sell any Licensed Products, and the total royalties payable by LICENSEE would exceed [***] of Net Sales, then LICENSEE may deduct [***] from the earned royalties payable to Cornell for every [***] LICENSEE actually pays to said third parties of the amount LICENSEE pays above the [***] of Net Sales, but the said deduction shall not be applicable once the royalties paid to Cornell are lowered to [***] of Net Sales as described above in 3.1(d)(i).

(iv)For clarity, in the event that a royalty obligation would apply to a Licensed Product under this Agreement as well as under any other license agreement entered into between LICENSEE and Cornell or any of its Affiliates, then only one royalty rate shall apply for such Licensed Product and the royalty rates shall not be stacked or otherwise considered cumulative or additive upon any such Licensed Product, and only the highest royalty rate applicable under any such agreement between the Parties shall apply to Net Sales of such Licensed Product.

(e)a percentage of all Sublicense fees received by LICENSEE from its Sublicensees that are not earned royalties according to the following schedule;

Percentage of the Sublicense fees to be shared with and payable to Cornell	Events achieved by LICENSEE related to the timing of the issuance of each Sublicense by LICENSEE
[***]	Prior to filing an IND
[***]	After filing an IND but before completion of the first human studies
[***]	After completion of first human studies but prior to submitting a BLA for approval in a Major Market

(f)on each and every Sublicense royalty payment received by LICENSEE from its Sublicensees on sales of Licensed Product by Sublicensee, the higher of (i) the relevant percentage described in Paragraph 3.1(e) of the royalties received by LICENSEE; or the (ii) royalties based on the royalty rate in Paragraph  3.1(d) as applied to Net Sales of Sublicensee;

provided, however that, for clarity, in the event that a Sublicense fee or Sublicense royalty would apply to a Licensed Product under this Agreement as well as under any other license agreement entered into between LICENSEE and Cornell or any of its Affiliates, then only one Sublicense fee or Sublicense royalty rate shall apply for such Licensed Product and the Sublicense fees or Sublicense royalties shall not be stacked or otherwise considered cumulative or additive upon any such Licensed Product, and only the highest Sublicense fee or Sublicense royalty rate applicable under any such agreement between the Parties shall apply to Net Sales of such Licensed Product by any Sublicensee.

(g)beginning the calendar year of commercial sales of the first License Product by LICENSEE, its Sublicensee, or an Affiliate and if the total earned royalties paid by LICENSEE under Paragraphs 3.1(d) and (f) to Cornell in any such year cumulatively are less than the amount (“minimum annual royalty”) illustrated below:

Year of Commercial Sale	Minimum Annual Royalty
First	[***]
Second	[***]
Third and each year thereafter	[***]

LICENSEE shall pay to Cornell on or before February 28 following the last quarter of such year the difference between amount noted above and the total earned royalty paid by LICENSEE for such year under Paragraphs 3.1(d) and (f); provided, however, that for the year of commercial sales of the first Licensed Product, the amount of minimum annual royalty payable shall be pro-rated for the number of months remaining in that calendar year.

All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to Cornell as noted in Paragraph 10.1. At Cornell’s election, all fees and payments specified in Paragraphs 3.1(b), (c), and (g) shall be adjusted to reflect any increase in the Consumer Price Index as announced by the Bureau of Labor Statistics of the United States Department of Labor.

3.2Patent Costs.  LICENSEE shall reimburse Cornell all Patent Costs within thirty (30) days following the date an itemized invoice is sent from Cornell to LICENSEE.

3.3Due Diligence.

(a)LICENSEE shall, either directly or through its Affiliate(s) or Sublicensee(s):

(i)use commercially reasonable diligent efforts to proceed with the development, and commercialization of at least one Licensed Product in the Field and in at least one Major Market Region;

(ii)raise [***] within [***] of the Effective Date and a further [***] within [***] of the Effective Date.

(iii)raise a total of [***] within [***] of the Effective Date. For clarity, any portion or all of such amount shall be counted toward the [***] total required regardless of whether any of such amounts are obtained from existing investors in LICENSEE as of the Effective Date or from new investors, or whether such amount represents the cash funds existing and available to any successor to LICENSEE in the event of a merger, acquisition, consolidation or other business combination.

(iv)file an Investigational New Drug Application for a first Licensed Product within [***] of the Effective Date

(v)commence human testing of a Licensed Product within [***] of the Effective Date.

(vi)commence a clinical trial intended to provide safety and efficacy data for a Biologics License Application or its foreign equivalent to the FDA or its foreign equivalent for a Licensed Product within [***] of the Effective Date.

(vii)submit a Biologics License Application for a Licensed Product to the United States FDA within [***] of the Effective Date;

(viii)submit the equivalent of a Biologics License Application to the equivalent of the  FDA in a Major Market other than the US for a Licensed Product within [***] of the Effective Date;

(ix)market Licensed Products in each country within the Territory within nine (9) months of receiving regulatory approval to market such Licensed Products in said country;

(x)reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement; and

(xi)obtain and maintain all necessary governmental approvals and permits for the manufacture, use and sale of Licensed Products.

(b)If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3(a)(i)-(xi), then Cornell shall issue a Notice of Default to LICENSEE and the Parties shall discuss in good faith the key reasons for any such delay, and where any such delay or failure to meet the goals set forth above is due to any key scientific or technical challenges or complexities, or unexpected development costs, challenges or complexities or safety issues, manufacturing challenges or hurdles, commercial factors, IP issues or any other key aspects of development and commercialization, the Parties shall discuss the matter in good faith and within sixty (60) days of such Notice of Default, LICENSEE shall propose in good faith a modified development plan in order to remedy or overcome any such challenges. If in Cornell’s reasonable judgment, said plan is made in good faith then, Cornell shall accept such modified development plan in good faith; provided, however, that in the event that after LICENSEE initiates such modified development plan, Cornell does not believe that LICENSEE or its Sublicensee is applying its good faith diligent efforts towards the objectives, Cornell shall have the right and option to either terminate this Agreement or change LICENSEE's exclusive license to a nonexclusive license. This right, if exercised by Cornell, supersedes the rights granted in Article 2.

(c)If at any time during the Term, LICENSEE has not begun a genuine product research and development or business development program for a specific Licensed Product in any country within the Territory and Cornell receives one ore more earnest inquiries to license Technology for the commercialization of said specific Licensed Product in said country, Cornell shall refer such offers to LICENSE. If LICENSEE fails to satisfy the market demand in said country of the specific Licensed Product or fails to grant Sublicenses to the inquirers to satisfy such market demand, Cornell may then exclude said country from the Territory and license such rights to one or more third parties.

3.4Research Support.  LICENSEE agrees to provide research support to Inventor to further develop Invention at Cornell in the amount of [***] total costs per year for four years under a Sponsored Research Agreement for research relating to the further development of the Technology and the Patent Rights licensed under this Agreement, to be negotiated by LICENSEE with the relevant office at Weill Cornell Medical College.

ARTICLE 4.  REPORTS, RECORDS AND PAYMENTS

4.1Reports.

(a)Development Reports.  Beginning six months after Effective Date and ending on the date of first commercial sale of a Licensed Product in the United States, LICENSEE shall report to Cornell progress covering LICENSEE's (and Affiliate's and Sublicensee's) activities and efforts in the development of rights granted to LICENSEE under this Agreement for the preceding six months. The report shall include, but not be limited to, activities and efforts to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same.  Such semi-annual reports shall be due within sixty days (60) of the reporting period and shall use the form as provided herein as Appendix C.

(b)Commercialization Reports.  After the first commercial sale of a Licensed Product anywhere in the world, LICENSEE shall submit to Cornell semi-annual reports on or before each February 28 and August 31 of each year. Each report shall cover LICENSEE's (and each Affiliate's and Sublicensee's) most recently completed calendar half and shall show:

(i)the gross sales and Net Sales (as defined in Paragraph 1.11) during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(ii)the number of each type of Licensed Product sold;

(iii)Sublicense fees and royalties received during the most recently completed calendar half in US dollars, payable with respect thereto;

(iv)the method used to calculate the royalties;

(v)the exchange rates used;

(vi)relevant business and corporate development efforts relating to the rights granted in this Agreement.

LICENSEE shall provide the above information using the form as shown in Appendix D and include information on the date of the first commercial sale of each additional Licensed Product or in each additional country.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2Records & Audits.

(a)LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement.  Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)All records shall be available during normal business hours for inspection at the expense of Cornell by Cornell’s Internal Audit Department or by a Certified Public Accountant selected by Cornell and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to Cornell any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to Cornell had the LICENSEE reported correctly, plus an interest charge at a rate of [***] per year. Such interest shall be calculated from the date the correct payment was due to Cornell up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without inspection cost but with interest charge per the provisions of Paragraph 4.3(c).

4.3Payments.

(a)All fees, reimbursements and royalties due Cornell shall be paid in United States dollars and all checks shall be made payable to "Cornell University", referencing Cornell's taxpayer identification number, 15-0532082, and sent to Cornell according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)Royalty Payments.

(i)Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii)LICENSEE shall pay earned royalties semi-annually on or before February 28 and August 31 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar half.

(iii)Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of Cornell's tax liability in any particular country may be credited against earned royalties or fees due Cornell for that country. LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv)If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to Cornell into US currency and shall pay Cornell directly from its US sources of fund for as long as the legal restrictions apply.

(v)In the event that any patent or patent claim within Patent Rights is held invalid in a final decision by a patent office from which no appeal or additional patent prosecution has been or can be taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, or that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(c)Late Payments.  In the event royalty, reimbursement and/or fee payments are not received by Cornell when due, LICENSEE shall pay to Cornell interest charges at a rate of [***] per year. Such interest shall be calculated from the date payment was due until actually received by Cornell.

ARTICLE 5.  INTELLECTUAL PROPERTY MATTERS

5.1Patent Prosecution and Maintenance.

(a)Provided that LICENSEE has reimbursed Cornell for Patent Costs pursuant to Paragraph 3.2, Cornell shall diligently prosecute and maintain the United States and, if available, foreign patents, and applications in Patent Rights using counsel of its choice. Cornell shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and to all material correspondence with the relevant patent offices throughout the world, and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from Cornell, and all patents and patent applications in Patent Rights shall be assigned solely to Cornell; provided, however, that LICENSEE shall have the right to provide timely and meaningful input and comments to Cornell and its selected counsel on the content of any proposed patent application filings and for all material correspondence with the relevant patent offices throughout the world for prosecution of the Patent Rights.  In the event that Cornell declines to file any patent applications within the Patent Rights, Cornell shall notify LICENSEE in writing at least forty-five days prior to the relevant filing deadlines, and LICENSEE shall have the right, but not the obligation, to step-in and diligently prosecute and maintain the United States and, if available, foreign patents, and applications for such Patent Rights using counsel of its choice.

(b)Cornell shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold as Licensed Products by LICENSEE under this Agreement.

(c)LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon ninety (90) days written notice to Cornell. Cornell shall use reasonable efforts to curtail or avoid any further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. Cornell, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by Cornell as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. Cornell is not obligated to file, prosecute, or maintain Patent Rights outside of the territory at any time or to file, prosecute, or maintain Patent Rights to which Licensee has terminated its License hereunder.

(d)LICENSEE shall apply for an extension of the term of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law.  LICENSEE shall prepare all documents for such application, and Cornell shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

5.2Patent Infringement.

(a)If either party learns of any substantial infringement of Patent Rights, the party which first became aware of such infringement shall so inform the other party and provide the other party with reasonable evidence of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b)LICENSEE may request Cornell to take legal action against such third party for the infringement of Patent Rights in the Field and within the Territory. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSEE. If the infringing activity has not abated ninety (90) days following LICENSEE’s request, Cornell shall elect to or not to commence suit on its own account. Cornell shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if Cornell elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement for the infringing activity. If LICENSEE elects to bring suit, Cornell and/or CRF may join that suit at its own expense.

(c)Any recovery or settlement received in connection with any suit will (i) first be shared by Cornell and LICENSEE equally until the actual out-of-pocket litigation costs of one of the parties are fully recovered; (ii) thereafter, it shall be provided to the party that has not yet fully recovered its actual out-of-pocket litigation costs until all such costs are fully recovered; and (iii) finally, any remaining amount shall then be shared between Cornell and LICENSEE in a ratio that is proportionate to the actual out-of-pocket litigation costs incurred by the parties.  If, however, Cornell has no out of pocket costs, Cornell's share of any remaining amount shall be governed by Paragraph 3.1(f) as sublicense royalty.  Cornell and LICENSEE agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 5.2.

(d)Not withstanding 5.2 (c), any agreement made by LICENSEE for purposes of settling litigation or other dispute shall comply with the requirements of Section 2.2 (Sublicenses) of this Agreement.

(e)Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that CRF and/or Cornell may be represented by counsel of its choice in any suit brought by LICENSEE.

5.3Patent Marking.  LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

5.4Ownership of Technology

(a)Cornell retains ownership of Technology.

(b)LICENSEE shall make no use of Technology outside the scope of this Agreement and the licenses granted hereunder.  Any such use shall be a material breach of this Agreement.

ARTICLE 6.  GOVERNMENTAL MATTERS

6.1Governmental Approval or Registration.  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify Cornell if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement.  LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2Export Control Laws.  LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

ARTICLE 7.  TERMINATION OF THE AGREEMENT

7.1Termination by Cornell.

(a)If LICENSEE fails to perform or violates any term of this Agreement, then Cornell may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within forty five (45) days of the Notice of Default, Cornell may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of Cornell.

(b)This Agreement will terminate immediately, without the obligation to provide written notices as set forth in Paragraph 7.1(a), if LICENSEE initiates a legal proceeding and files a written claim including in any way the assertion that any portion of Cornell’s Patent Rights is invalid or unenforceable where the filing is by the LICENSEE, a third party on behalf of the LICENSEE, or a third party at the written urging of the LICENSEE.

7.2Termination by LICENSEE.

(a)LICENSEE shall have the right at any time and for any reason, or merely for convenience, to terminate this Agreement upon a ninety (90) day written notice to Cornell. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to Cornell or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of Cornell arising under this Agreement prior to termination.

7.3Survival on Termination.  The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c)Paragraph 8.2 (Indemnification);

(d)Article 9 (USE OF NAMES AND TRADEMARKS);

(e)Paragraph 10.2 hereof (Secrecy); and

(f)Paragraph 10.5 (Failure to Perform).

7.4Disposition of Licensed Products on Hand.  Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.  At the end of such period, LICENSEE shall no longer have rights to use Technology.

ARTICLE 8.  LIMITED WARRANTY AND INDEMNIFICATION

8.1Limited Warranty.

(a)Cornell warrants that, without conducting any investigation or any inquiry, it has the lawful right to grant this license, and that, as of the Effective Date, its Center for Technology Licensing, has not received written notice from any third party of any pending or threatened legal action or suit asserting that the use of the Patent Rights or the Technology as contemplated hereunder for the development and commercialization of any Licensed Product would infringe or misappropriate the patent rights or intellectual property rights of any third party.

(b)The license granted herein is provided “AS IS” and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. Other than as expressly stated in paragraph (a) above, Cornell makes no representation or warranty that the Licensed Product, Licensed Method or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

(c)In no event shall Cornell be liable for any incidental, special or consequential damages resulting from exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Method or Technology.

(d)Nothing in this Agreement shall be construed as:

(i)a warranty or representation by Cornell  as to the validity or scope of any Patent Rights;

(ii)a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(iii)an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(iv)conferring by implication, estoppel or otherwise any license or rights under any patents of Cornell Research Foundation, Inc. or Cornell other than Patent Rights as defined in this Agreement; or

(v)an obligation to furnish any know-how not provided in Patent Rights or   Technology; or

(vi)an obligation to update Technology.

8.2Indemnification.

(a)LICENSEE shall indemnify, hold harmless and defend Cornell, its officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers (the “Cornell Indemnitees”) against any and all claims, suits, losses, damage, costs, fees, and expenses (“Claims”) resulting from or arising out of exercise of this license by LICENSEE or any of its Affiliates or any Sublicense by any Sublicensee. This indemnification shall include, but not be limited to, any product liability Claims, but shall expressly exclude any Claims to the extent attributable to (i) the willful misconduct or gross negligence of any of the Cornell Indemnitees, or (ii) the breach by Cornell or any of the Cornell Indemnitees of any provision of this Agreement or of any representation, warranty or covenant made by Cornell hereunder.

(b)LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)Prior to the first “in human” test of a Licensed Product:  comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, one million dollars (US$1,000,000); (B) products/completed operations aggregate, five million dollars (US$5,000,000); (C) personal and advertising injury, one million dollars (US$1,000,000); and (D) general aggregate (commercial form only), five million dollars (US$5,000,000); and

(ii)Commencing upon the first “in human” test of a Licensed Product:  comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, five million dollars (US$5,000,000); (B) products/completed operations aggregate, ten million dollars (US$10,000,000); (C) personal and advertising injury, five million dollars (US$5,000,000); and (D) general aggregate (commercial form only), ten million dollars (US$10,000,000); and

(ii)the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)LICENSEE shall, within ninety (90) days of Effective Date and annually thereafter on anniversary of Effective Date for the life of the Agreement, furnish Cornell with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for seven (7) day advance written notice to Cornell of any modification; (ii) indicate that Cornell has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by Cornell.

(d)Cornell shall notify LICENSEE in writing of any claim or suit brought against Cornell in respect of which Cornell intends to invoke the provisions of this Article. LICENSEE shall keep Cornell informed on a current basis of its defense of any claims under this Article.

ARTICLE 9.  USE OF NAMES AND TRADEMARKS

9.1Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "Cornell University" is prohibited, without the express written consent of Cornell.

9.2Cornell may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, Cornell shall request the Inventors not disclose such terms and conditions to others, and all such Inventors shall be required to maintain such information as Confidential Information, subject to the obligations of confidentiality and non-use set forth in Section 10.2.

9.3Cornell may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but Cornell shall not disclose the financial terms of this Agreement to third parties, except where Cornell is required by law or the order of a court of competent jurisdiction to do so.

9.4LICENSEE may acknowledge or make press releases regarding the existence of this Agreement and the extent of the grant in Article 2 but LICENSEE shall not disclose the financial terms of this Agreement, except where LICENSEE is required by law or by the order of a court of competent jurisdiction to do so, or as is reasonably necessary to be disclosed to any of LICENSEEs existing or bona fide potential investors, acquirers, or collaborators. To the extent LICENSEE makes any forward-looking statement in its press releases mentioning Cornell, LICENSEE shall receive prior consent of Cornell which shall not be unreasonably withheld.

ARTICLE 10.  MISCELLANEOUS PROVISIONS

10.1Correspondence.  Any notice, invoice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)on the date of delivery if delivered in person;

(b)on the date of successful transmission if sent by facsimile,

(c)one (1) day after the successful transmission in pdf file format if sent by electronic mail using the Internet; or

(d)five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party.

If sent to LICENSEE:

Reports and Notices Contact:

Annapurna Therapeutics

3711 Market Street, Suite 800

Philadelphia, PA 19104

Attention: Amber Salzman

Tel: [***]

email: amber@annapurnatx.com

Accounts Payable Contact:

Annapurna Therapeutics

3711 Market Street, Suite 800

Philadelphia, PA 19104

Attention: Amber Salzman

Tel: [***]

email: amber@annapurnatx.com

Intellectual Property Contact:

Annapurna Therapeutics

3711 Market Street, Suite 800

Philadelphia, PA 19104

Attention: Amber Salzman

Tel: [***]

email: amber@annapurnatx.com

If sent to Cornell:

For all correspondence except payments -

Center for Technology Licensing at Cornell University

Attention: Executive Director

395 Pine Tree Road, Suite 310

Ithaca, NY 14850

FAX:607-254-5454

TEL:607-254-5236

EMAIL: ctl-contracts@cornell.edu

For all payments -

If sent by mail:

Center for Technology Licensing at Cornell University

PO Box 6899

Ithaca, NY 14851-6899

If remitted by electronic payments via ACH or Fed Wire:

Receiving bank name:	[***]
Bank account no.:	[***]
Bank routing (ABA) no.: SWIFT code:	[***] [***]
Bank account name:	[***]
Bank ACH format code:	[***]
Bank address:	[***]
Additional information:	[***] [***]

An email or FAX copy of the wire transfer transaction receipt shall be sent to Director for Finance and Operations at ctl-contracts@cornell.edu or 607-254-5454, respectively. LICENSEE is responsible for all bank charges of wire transfer of funds for payments. The bank charges shall not be deducted from total amount due to Cornell.

10.2Secrecy.

(a)"Confidential Information" shall mean information, including Technology, relating to the Invention and disclosed by Cornell to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by Cornell and sent to LICENSEE:

(b)Licensee shall:

(i)use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii)safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii)not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of Cornell, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	LICENSEE can demonstrate by written records was previously known to it;
(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)	is lawfully obtained by LICENSEE from sources independent of Cornell; or
(D)	is required to be disclosed by law or a court of competent jurisdiction; and

(c)The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3Assignability.  This Agreement may be assigned by Cornell, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of Cornell, such consent not to be unreasonably withheld; provided, however, that LICENSEE shall, subject to an assignment fee payment of [***] paid in advance of the assignment date by LICENSEE to Cornell, have the right to assign this Agreement and any of its obligations hereunder, without the consent of Cornell, to any of its Affiliates or to any successor or transferee in connection with a merger, acquisition, consolidation or other business combination or sale or other disposition of all or substantially all of LICENSEE’s business or assets relating to the subject matter hereof so long as such of its Affiliates, or any successor or transferee do not have any of the qualities or statuses set forth in the following sentence and further provided that LICENSEE is in good standing with respect to this Agreement.  As illustrative examples, withholding of consent by Cornell shall be considered reasonable for a proposed assignment by LICENSEE to a third party which does not have the necessary resources to commercially develop the licensed Patent Rights, which is in active litigation, arbitration proceedings or other contractual dispute with Cornell at the time of assignment, which is associated with or is controlled by one or more organizations known to be affiliated with countries that are considered by the U.S. government as rogue, which is considered as a business that does not seek to actively make technology available to the public in commerce, which is engaged in “patent troll” activities, or whose association with Cornell will materially negatively impact Cornell’s reputation as an academic institution.  In all cases of permitted assignment the assignee must have agreed in writing to assume and comply with LICENSEE’s obligations (or Cornell’s obligations if Cornell is assigning this Agreement) under, and to be bound by, this Agreement.

10.4No Waiver.  No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5Failure to Perform.  In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6Governing Laws.  THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7Force Majeure.  A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters.  When such events have abated, the non-performing party's obligations herein shall resume.

10.8Headings.  The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9Entire Agreement.  This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10Amendments.  No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11Severability.  In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both Cornell and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

ANNAPURNA THERAPEUTICS LIMITED	CORNELL UNIVERSITY

By:	By:
(Signature of an authorized officer)	(Signature of an authorized officer)
Name: Amber Salzman, PhD	Name: Brian J. Kelly, PhD
Title: CEO	Title: Director, Technology Licensing
Date:	Date:

Appendix A: Original Material

[***]

Appendix B: Convertible Note

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

Annapurna Therapeutics Limited

CONVERTIBLE PROMISSORY NOTE

[***]

December 15, 2015

Annapurna Therapeutics Limited, a registered business in Ireland, (the "Company"), the principal office of which is located at 9 Upper Pembroke Street, Dublin 2 for value received hereby and/or as partial consideration of an intellectual property license (or an amendment to an intellectual property license) entered into by and between the parties on December 15, 2015 (the "Agreement:"), promises to pay, at the time and in the manner set forth below, with interest at the rate set forth below, to the order of Cornell University or its registered assigns (the "Holder"), the principal sum of [***] plus interest or at the election of the Holder, the equivalent value in Stock (as later defined).

The following is a statement of the obligations of the Company and the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, and to which the Company, by the issuance of this Note, mutually agree:

i)Principal and Interest.  Interest will accrue on the principal amount of this Note at the rate of eight percent (8%) per annum and compounded annually. The principal balance and all accrued interest thereon are due and payable to Holder in Company's stock or in cash on the Maturity Date and at the sole discretion of the Holder. Maturity Date shall be the sooner of:

(a)The date that is twelve (12) months from the date of this Note; or

(b)when Annapurna Therapeutics SAS, a French société par actions simplifiée (RCS Paris No. 799 863 873) (the “Parent”) receives a bona fide equity investment offers from one or more third parties that cumulatively with all other equity investments received by the Parent after the date hereof, equals no less than [***] in one or more arm-length transactions. An arm-length transaction shall mean the sale of stock by company to one or more shareholders who, prior to the sale of the Parent’s stock, do not control or are not controlled by, the Parent.

For the purpose of sub-paragraph (a) above, the principal balance and all accrued interest shall be paid in cash within thirty (30) days of the Maturity Date.

For the purpose of sub-paragraph (b) above, the principal balance and all accrued interest shall be paid, at the sole discretion of the Holder, either in cash, in the Parent’s stock, or in any combination thereof.  In the event of a payment in the Parent’s stock, the conversion per share value and the stock class shall be the share price, discounted at a rate of [***], and class of the stock issued by the Parent in the equity financing that results in the cumulative sum cited in (b) above being satisfied (the "Stock").

ii)Events of Default.  If any of the events specified in this Section 2 herein below shall occur (individually referred to as an "Event of Default" hereinafter), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(i)Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within twenty (20) days after the Holder has given the Company written notice of such default; or

(ii)The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(iii)If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

(iv)Any material change in the Business Plan provided to CTL for the purpose of negotiating the Agreement and attached the Agreement as Appendix E, to the extent not approved by CTL.

iii)Prepayment (cash).  The Company may, at its option, at any time, prepay, in whole or part, the principal and interest due under this Note.

iv)Conversion. In the event the Holder wishes to convert this Note into fully paid and shares of Stock of the Parent (the "Stock") the following articles shall apply:

(i)Information Exchange and Conversion Procedure.  Upon the Holder's expression of an interest to convert this Note, in whole or in part, into shares of Stock under the provision in paragraph 1(b) above, Company shall promptly provide the Holders all relevant information regarding the Parent’s private equity financing details, including but not limited to the share price and class of the Stock. If the Holder, after evaluating the Stock offer elects to convert any portion of this Note into Stock, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company and shall give written notice (Exhibit A) by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same pursuant to this Section 5, and shall state therein the portion of the Note to be paid in cash and the portion of the Note to be converted into Stock with the name or names in which the certificate or certificates for shares of the Stock are to be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Stock as of such date.

(ii)Rights of the Holder.  Upon the conversion of this Note into the Stock, the Parent shall issue to the Holder the same type or security, upon the same terms and subject to the same contractual rights, including, without limitation, redemption rights, co-sale rights, registration rights, and the Holder shall execute any documents executed by the investors purchasing the Stock; provided, however, that the Holder will not be required to:  (A) indemnify the Parent, the Company or any third party; (B) enter into a voting agreement or otherwise grant a proxy or power of attorney to any individual or entity; or (C)  agree to any other provision that is inconsistent with Cornell University’s charter, non-profit status or charitable purpose or in contradiction with Cornell University’s role as a non-profit educational and research institution.  Furthermore, in connection with such conversion, the Company shall grant to the Holder in writing the following participation rights:

“Participation Rights.  If the Company proposes to sell any equity securities or securities that are convertible into equity securities of the Company, to investors in a financing (excluding any strategic, business partnership or similar transaction), then Cornell University and/or its Assignee (as defined below) will have the right to purchase up to that portion of the securities issued in each offering that equals Cornell University’s then-current, fully diluted percentage ownership of the Company on the same terms and conditions as are offered to the others in each such financing.  The Company shall provide Cornell University, and any Assignee of which the Company has notice, with thirty (30) days’ advance written notice of each such financing, including reasonable detail regarding the terms and purchasers in the financing.  The term “Assignee” means (a) any entity that is controlled by Cornell University, or (b) any entity to which Cornell University’s participation rights under this Section have been assigned either by Cornell University or another entity.” These rights will terminate immediately prior to an initial public offering or sale of the Company.  Cornell University agrees to work with the Company to conform these participation rights to applicable law and any existing agreements that the Company may have with other investors, so as to ensure that Cornell University's participation rights are neither more nor less favorable than those of the Company's other similarly situated investors.

(iii)Delivery of Certificates.  As promptly as practicable after the conversion of this Note, the Parent at its expense will issue and deliver to the Holder of this Note a certificate or certificates for the number of full shares of the Stock issuable upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Parent), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable due to the election of the Holder or of residual value as described in (iii) below.

(iv)Fractional Shares; Effect of Conversion.  No fractional shares of the Stock shall be issued upon conversion of this Note. In lieu of the Parent issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted.  Upon conversion and/or payout in cash of the entire principal balance of this Note, the Company shall be forever released from all its obligations and liabilities under this Note, except that the Company shall be obligated to pay the Holder, within ten (10) days after the date of such conversion, any interest accrued and unpaid or unconverted to and including the date of such conversion, and no more.

6.Notices of Record Date, etc.  In the event of:

(i)Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(ii)Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

(iii)Any voluntary or involuntary dissolution, liquidation or winding‑up of the Company, the Company will mail to the holder of this Note at least ten (10) days prior to the earliest date specified therein, a notice specifying:

(a)The date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; and

(b)The date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding‑up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

7.Reservation of Stock Issuable Upon Conversion.  The Parent shall at all times reserve and keep available out of its authorized but unissued shares of the proper class of the Stock, solely for the purpose of effecting the conversion of the Note, such number of its shares of the Stock as shall from time to time be sufficient to effect the conversion of the Note; and if at any time the number of authorized but unissued shares of the proper class of the Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of the Note, in addition to such other remedies as shall be available to the holder of this Note, the Parent will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of the proper class of the Stock to such number of shares as shall be sufficient for such purposes.  The Company shall cause the Parent to take all actions required of the Parent pursuant to this Note.

8.Assignment.  The rights and obligations of the Company are binding and personal and may only be assigned or transferred with the written consent by the Holder, which consent shall not be unreasonably withheld. The rights and obligations of the Holder of this Note shall be binding and the benefit be inured, at the discretion of the Holder and in whole or in part, to its successors, assigns, heirs, administrators and transferees.

9.Waiver and Amendment.  Any provision of this Note may be amended, waived or modified only upon the written consent of the Company and the Holder of this Note.

10.Transfer of this Note or Securities Issuable on Conversion Hereof.  With respect to any offer, sale or other disposition of this Notes or securities into which such Note may be converted, the Holder will give written notice to the Company prior thereto.

11.Treatment of Note.  To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

12.Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed registered or certified mail, postage prepaid, at the respective address of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

13.No Stockholder Rights.  Unless an election under the provision in sub-paragraph 1(b) has been made by the Holder according to paragraph 5, nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Parent or any other matters or any rights whatsoever as a stockholder of the Parent; and no dividends shall be payable or accrued in respect of this Note.

14.Governing law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflict of laws.

15.Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all returns herein to Sections refer to Sections hereof.

IN WITNESS WHEREOF, the Company has caused this Note be issued this fifteenth day of December, 2015.

Annapurna Therapeutics Limited

By:

Its:

Name of Holder:	Cornell University
Address:	c/o Center for Technology Licensing at Cornell University
395 Pine Tree Road, Suite 310
Ithaca, New York 14850

Exhibit A

NOTICE OF CONVERSION

(To Be Signed Only Upon Conversion of Note)

TO:  Annapurna Therapeutics Limited

The undersigned, the holder of the foregoing Note, hereby surrenders such Note for conversion into __________ shares of _(class)______________ Stock to the extent the amount of $____________ unpaid principal amount of such Note, and requests that the certificates for such shares be issued in the name of, and delivered to, __________________________ , whose address is ____________________________.

Dated:_____________________

(Signature must conform in all respects to name of holder as specified on the face of the Note)

(Address)

Appendix C: Development Report

Company Name	CTL Agreement No	Your Reference No
Reporting Period ( mm / dd / yyyy ) From ______ / ______ / ______ Through _____ / ______ / _____	Expected Date of first sale of Licensed Product(s) ( mm / dd / yyyy ) ______ / ______ / ______
Please Check One Your Company Has: ☐ less than 500 employees worldwide ☐ 500 or more employees worldwide

For the reporting period prescribed in the agreement, please provide detailed answers to the questions listed below. Please attach a separate report to this sheet if necessary.

1. Listing of milestones / performance requirements accomplished during the reporting period	Done Completed Date	In Progress Anticipated Date	Not Done Anticipated Date

2. List of Products being developed under this agreement
Product Name	Brief Description	Status
Product Name	Brief Description	Status
Product Name	Brief Description	Status
Product Name	Brief Description	Status
Product Name	Brief Description	Status

3. Total expenditure spent in the reporting period (under this agreement)

4.Sublicense Activity (if applicable)
List of Sublicenses granted during reporting period	List of sublicenses terminated during reporting period

Total Number of active sublicenses during reporting period

Information reported below will only be used in an aggregated manner.  Information related to individual licensee will not be released.

5. Jobs and Payroll Information
Number of Full Time Employee equivalents currently employed by company (do not count consultants or contractors hired as independent agents)
Total current company payroll for preceding 12 months

6. Financial Information
Amount of equity investment received :
a)For preceding 12 months
b)Cumulative total
Amount of investment received using other financial instrument to date excluding equity investment above (e.g. loan, warrant, convertible note etc.)
a) For preceding 12 months
b) Cumulative total
Amount of grants and awards received to date. (e.g. Federal grants, Small business, Foundation grants, Competition awards) Please list source, amount and years if applicable.
a) For preceding 12 months

b) Cumulative total

Estimated market value (private) or market capitalization (public) of company

Report Prepared & Approved By
Name ( Please Print )	Title	Email
Signature		Date ( mm / dd / yyyy ) _______ / _______ / ___________

Please submit completed report either via mail or email at address below:

Center for Technology Licensing

At Cornell University

395 Pine Tree Rd., Suite 310

Ithaca, NY 14850

ctl-contracts@cornell.edu

Appendix D: Commercialization Report

Company Name	CTL Agreement No	Your Reference No
Reporting Period ( mm / dd / yyyy ) From _______ / _______ / _____________ Through _______ / _______ / ______________	Date of first sale of Licensed Product(s) ( mm / dd / yyyy ) ________ / ________ / _____________

Please list all trade names for product(s) incorporating licensed rights whether or not you had sales during this reporting period.
Product Name	Licensed Invention or Patent Rights (No.) used if known or Docket No	Country	Number of Units Sold	Gross Sales	Net Sales ( A )	Royalty Rate[1] ( B )	Total Royalties ( A * B )

1 Please refer to the license agreement for:

• applicable royalty rate, please provide as decimal;

• how Net Sales should be calculated;

• applicable share of sublicense fees;

• application of minimum royalty rate

• If sales were in a currency other than United States Dollars, please specify exchange rate used

2 Subtract minimum royalty already paid from royalty subtotal for Total Royalty Owed

Royalty Subtotal
Minimum Royalty already paid*
Total Royalty Owed[2]
Total Sublicense Fees* (if applicable)
Total Payment

Sublicense Activity (if applicable)
List of sublicenses granted during the reporting period	List of sublicenses terminated or expired during the reporting period

Total Number of active sublicenses during reporting period

List of Products being developed under this agreement
Product Name	Brief Description	Status
Product Name	Brief Description	Status
Product Name	Brief Description	Status
Product Name	Brief Description	Status
Product Name	Brief Description	Status

List of Licensed Product(s) Not Manufactured in the US
Product Name
Product Name
Product Name
Product Name

Jobs and Payroll Information
Number of Full Time Employee equivalents currently employed by company (do not count consultants or contractors hired as independent agents)
Total current company payroll for preceding 12 months

Financial Information
Amount of equity investment received :
c) For preceding 12 months
d) Cumulative total
Amount of investment received using other financial instrument to date excluding equity investment above (e.g. loan, warrant, convertible note etc.)
a) For preceding 12 months
c) Cumulative total
Amount of grants and awards received to date. (e.g. Federal Agency, Small business, NSF grants) Please list source, amount and years if applicable.
a) For preceding 12 months

b) Cumulative total

Estimated market value of company (best guess)

Report Prepared & Approved By
Name ( Please Print )	Title	Email
Signature		Date ( mm / dd / yyyy ) _________ / _________ / ______________

Appendix E: Business Plan

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